Exhibit 23-2


                       Consent of Independent Accountants

We consent to the incorporation by reference in this registration of IPC Communications, Inc. on Form S-8 of our report dated December 3, 1998, except for Note 16 for which the date is December 23, 1998 on our audits of the consolidated financial statements and financial statement schedule of IPC Information Systems, Inc. as of September 30, 1998 and 1997, and for each of the three years in the period ended September 30, 1998, which report is included in the Annual Report on Form 10- K for the fiscal year ended September 30, 1998 of IPC Information Systems, Inc., as amended.

                                         /s/ PRICEWATERHOUSECOOPERS

New York, New York
June 18, 1999